Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-238236, 333-188766 and 333-167331 on Form S-8 of our reports dated February 23, 2024, relating to the consolidated financial statements and consolidated financial statement schedule of Sleep Number Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 30, 2023.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 23, 2024